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Scientific Learning Corporation
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To Our Shareholders:

We entered 2009 having implemented a number of critical operational changes to reduce costs and improve productivity, but we also faced unprecedented economic uncertainty and school budget shortfalls. Twelve months later, thanks to the education stimulus funding and our readiness to take advantage, Scientific Learning is coming off an historic year where records were broken for sales, profitability, cash and the number of learners served.

While the increases in federal funding may be temporary, we do not intend for our recent success to be an anomaly. Rather, we are using this window of opportunity to build a solid platform for future growth.

During the second half of 2009, we aggressively upgraded our product management, product development and information technology organizations in terms of talent, tools and processes. These changes are enabling us to deploy our flagship Fast ForWord products in new ways, including the first instances of our web-hosted versions for virtual school, international learning center and direct-to-consumer environments.

Additionally, we believe that the unique science and technology at the core of our Fast ForWord and Reading Assistant products have tremendous unrealized potential in new products and in new markets. These infrastructure improvements that began during the second half of 2009 and continue in 2010 should also help us to:

•	Adapt and localize our current products for different audiences throughout the world
•	Create new offerings for K-12 and other markets that address new content areas and learning needs while leveraging our existing IP
•	Productize new, third-party research and distribute innovative tools derived from our expanding partnerships with external scientific collaborators

Our long-term objective is to transform a company representing a few offerings into a product development, distribution and data collection engine that connects the research lab to the individual learner – offering a wide variety of on-demand applications that may be used at school, at home, in the workplace.

We are very excited about these new initiatives, and we are also optimistic about the growth of our core K-12 business while these incremental opportunities develop. We expect to build upon a highly successful 2009 with an increasingly effective sales and marketing effort while benefitting from the strong alignment of our proven effectiveness with a nationwide emphasis on improving teaching and learning. We believe our differentiated approach positions us well for new funding opportunities, such as the Race to the Top and Investing in Innovation grants, and enables us to take market share from competitors as Title I and IDEA budgets return to pre-ARRA levels.

We are pleased with the progress this company has made over the last year in delivering positive financial results while maintaining its rich tradition of innovation, research and real-life impact. We continue to view the application of new, scientific approaches to improve learning as the most promising approach for improving education in the United States and throughout the world. We look forward to the opportunities of 2010 and beyond.

D. Andrew Myers
President and Chief Executive Officer
April 12, 2010

This letter to shareholders contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the Company's future financial results, growth, trends in funding, planned new products and product improvements, and strategy for the future.  Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in the general economy and in the financial and credit markets ); availability of funding to purchase the Company's products and generally available to schools, including the amount and duration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products; and other risks detailed in the Company's SEC reports, including but not limited to the 2009 Report on Form 10K (Part I, Item 1A, Risk Factors), filed March 3, 2010, contained later in this Annual Report.